Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Harris Corporation for the registration of Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants of our reports dated October 21, 2005 and January 20, 2006 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Forms 10-Q for the quarters ended September 30, 2005 and December 30, 2005.
/s/ Ernst & Young LLP
Certified Public Accountants
Jacksonville, Florida
February 27, 2006